EXHIBIT 16

October 29, 2003

Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

        Re:  Riverbend Telecom, Inc.

Dear Sirs:

We have read Item 4 of Riverbend Telecom, Inc. Form 8-K, dated October 27, 2003 and are in agreement with the statements contained in paragraphs 4(b) and (c) therein as they relate to us.

/s/ Wegmann – Dazet & Company, APC

WEGMANN – Dazet & Company, APC